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                                  EXHIBIT 11
                                  ----------

                            BANKBOSTON CORPORATION

                   Computation of Earnings Per Common Share
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
                                                                    Quarters Ended
                                                                       March 31
    EARNINGS (in millions)                                        1997        1996
    --------                                                    -------     -------
1.  Net income                                                $     207   $     155

2.  Less: preferred dividends                                         9           9
                                                                -------     -------

3.  Net income applicable to primary and fully diluted
    earnings per common share                                 $     198   $     146
                                                                =======     =======


    SHARES (in thousands)
    ------
4.  Weighted average number of common shares outstanding        153,421     154,988

5.  Incremental shares from assumed exercise
      of dilutive stock options as of the beginning
      of the period using the treasury stock method               2,171       1,856
                                                                -------     -------

7.  Adjusted number of common shares                            155,592     156,844
                                                                =======     =======

    PER SHARE CALCULATION
    ---------------------

8.  Primary net income per common share                       $    1.29   $     .94
    (Item 3 divided by Item 4)

9.  Fully diluted net income per common share                 $    1.27   $     .93
    (Item 3 divided by Item 7)
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